Exhibit 10.2

BANK OF HAWAII CORPORATION
2014 STOCK AND INCENTIVE PLAN

RESTRICTED STOCK grant AGREEMENT (Performance Based)
pursuant to THE
BANK OF HAWAII Corporation
SELECT EXECUTIVE RETENTION PROGRAM

This Restricted Stock Grant Agreement ("Agreement") dated ###GRANT_DATE### ("Grant Date"), between Bank of Hawaii Corporation, a Delaware corporation ("Company"), with its registered office at 130 Merchant Street, Honolulu, Hawaii 96813, and ###PARTICIPANT_NAME### ("Grantee"), an executive of the Company or subsidiary of the Company who as of the Grant Date is an Eligible Person under the Bank of Hawaii Corporation 2014 Stock and Incentive Plan ("Plan"), is made pursuant to the Plan and the Bank of Hawaii Corporation Select Executive Retention Program ("Retention Program").

1.Grant of Restricted Shares.  Pursuant to the Plan, and effective as of the Grant Date, the Human Resources and Compensation Committee of the Company's Board of Directors ("Committee") has granted to Grantee ###TOTAL_AWARDS### shares of Restricted Stock ("Restricted Shares").  Fifty percent (50%) of the Restricted Shares are hereby designated as "First Category Shares", and fifty percent (50%) as "Second Category Shares".

The Restricted Shares serve as the restricted stock award granted to Grantee as a Special Retention Incentive Plan (SRIP) participant under the Retention Program.  In accordance with the terms of the Retention Program, the performance period applicable with respect to the Restricted Shares shall be the three year period commencing on January 1, 2021, and Grantee must satisfy the following employment and performance requirements in order for the Restricted Shares to become vested: (a) from the Grant Date until March 29, 2024, Grantee must remain employed in Grantee's current position, or any other position as designated by the Chairman and President/Chief Executive Officer of Bank of Hawaii; and (b) from the Grant Date until March 29, 2024, Grantee must continue to perform at a Meets Expectations or better level, as determined by the Chairman and President/Chief Executive Officer of Bank of Hawaii (these requirements are together referred to herein as the "Employment and Performance Requirements").

2.Restrictions During Period of Restriction.  The given category of Restricted Shares shall be subject to forfeiture by Grantee and shall be nontransferable until the "Period of Restriction" terminates as to such Restricted Shares.  The Restricted Shares shall vest in Grantee upon termination of the Period of Restriction (to the extent that the Restricted Shares have not previously been forfeited).  For purposes of this Agreement, the term "Period of Restriction" shall mean the period that commences on the Grant Date and terminates on the later of: (a) the date of certification of achievement of service and financial performance objectives by the Committee; and (b) the date of confirmation by People Services of Grantee's fulfillment of the Employment and Performance Requirements (the later of which is the "Date of Certification"), as described in Section 2.d below (or which Period of Restriction otherwise terminates as provided in Section 2.c below).  In the event the later of the Committee's certification or the confirmation by People Services is completed after the close of the New York Stock Exchange on the actual date of such certification (i.e., the date of the Committee meeting) or confirmation, the Date of Certification shall be deemed to be, and the Period of Restriction shall instead terminate, on the next business day.

As described below, the Period of Restriction shall terminate based upon the level of achievement of specified financial performance criteria, where the First Category Shares shall be conditioned upon "Return on Equity", and the Second Category Shares shall be conditioned upon "Stock Price to Book Ratio" ("Financial Performance Criteria").  In this regard, the Period of Restriction shall terminate with respect to the "Applicable Vesting Percentage" of the First Category Shares and Second Category Shares, as the case may be, based upon the Company's achievement of the respective Financial Performance Criteria in accordance with the following schedule:

Return on Equity and Stock Price to Book Ratio
Financial Performance Criteria-- Three Year Average Percentile Rank	Applicable Vesting Percentage
75th and Above (Maximum)	100%
62.5th – 74.99th	75%
50th - 62.49th	50%
Below 50th	0%

For purposes of this Agreement, the terms "Return on Equity" and "Stock Price to Book Ratio" (as defined by the Federal Reserve Bank) shall mean such terms as determined for the banks that comprise the S&P Supercomposite Regional Bank Index (where for the applicable year, Return on Equity shall be measured as of December 31 of such year, and Stock Price to Book Ratio shall be measured based on stock price as of December 31 and book value as of September 30 of such year).  With respect to the given Financial Performance Criteria, the "Three Year Average Percentile" shall mean the Company's percentile level on the S&P Supercomposite Regional Bank Index for the average of the numerical measures over the three year period commencing on January 1, 2021, and ending on December 31, 2023.  The Financial Performance Criteria shall be determined based on references to measures and percentiles for the peer group banks that comprise the S&P Supercomposite Regional Bank Index (with peer group banks determined by excluding banks with assets >$50B) as of January 4, 2021.

a.Termination of Period of Restriction For First Category Shares

The Period of Restriction shall terminate with respect to the amount equal to the Applicable Vesting Percentage multiplied by the First Category Shares, provided that: (i) the Committee shall have certified the Three Year Average Percentile level for the Company's "Return on Equity" that corresponds to such Applicable Vesting Percentage; and (ii) People Services shall have confirmed Grantee's fulfillment of the Employment and Performance Requirements.

b.Termination of Period of Restriction Second Category Shares

The Period of Restriction shall terminate with respect to the amount equal to the Applicable Vesting Percentage multiplied by the Second Category Shares, provided that: (i) the Committee shall have certified the Three Year Average Percentile level for the Company's "Stock Price to Book Ratio" that corresponds to such Applicable Vesting Percentage; and (ii) People Services shall have confirmed Grantee's fulfillment of the Employment and Performance Requirements.

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c.Termination of Period of Restriction Upon Certain Terminations of Employment

In addition to the termination of the Period of Restriction based on the achievement of the service and financial performance objectives as described in Sections 2.a-2.b above, the Period of Restriction shall terminate in connection with certain terminations of Grantee's employment with the Company and its subsidiaries as described in this Section 2.c.  Specifically, the Period of Restriction for all of the Restricted Shares shall terminate (to the extent that the Period of Restriction has not previously terminated or the Restricted Shares have not previously been forfeited) upon the occurrence of any of the following: (i) the death of Grantee; (ii) the Grantee ceasing to be an Employee due to "disability" within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations promulgated thereunder; or (iii) upon or after the occurrence of a "Change in Control" (within the meaning of Section 2.5 of the Bank of Hawaii Corporation Change-in-Control Retention Plan, restatement effective December 17, 2009 ("Change-in-Control Plan")) either (A) Grantee's employment with the Company and its subsidiaries is terminated by the Company without "Cause" (within the meaning of Section 2.4 of the Change-in-Control Plan) or (B) Grantee terminates employment with the Company and its subsidiaries for "Good Reason" (within the meaning of Section 2.15 of the Change-In-Control Plan).

d.Committee and People Services Determinations.  The Committee shall certify whether the Financial Performance Criteria for the First Category Shares and Second Category Shares have been achieved as soon as administratively practicable following the completion of the three year performance period commencing on January 1, 2021, and ending on December 31, 2023.  To the extent that the satisfaction of the Financial Performance Criteria is certified, and People Services has confirmed Grantee's fulfillment of the Employment and Performance Requirements (the date of the later to occur is the Date of Certification), the Restricted Shares subject to vesting shall vest on the Date of Certification (i.e., the Period of Restriction shall be terminated on the Date of Certification).

3.Forfeiture of Unvested Restricted Shares.  Restricted Shares as to which the Period of Restriction has not terminated shall be forfeited and transferred to the Company upon the first to occur of: (a) Grantee's ceasing to be an Employee for any reason, whether voluntary or involuntary (other than for a termination of employment described in Section 2.c), and (b) the date the Committee determines the Financial Performance Criteria were not met (to the extent that the Restricted Shares do not become vested based on the Applicable Vesting Percentages).  However, as described in Section 2 above with respect to the termination of the Period of Restriction on the Date of Certification, the Applicable Vesting Percentage of the given category of Restricted Shares shall not be forfeited, to the extent that:  (a) with respect to such Applicable Vesting Percentage of such category of Restricted Shares, the Committee has certified that the corresponding Three Year Average Percentile level for such Applicable Vesting Percentage has been achieved; and (b) the Grantee is an Employee on the Date of Certification.  Grantee's employment shall not be treated as terminated in the case of a transfer of employment within the Company and its subsidiaries or in the case of sick leave and other approved leaves of absence.

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4.Issuance of Shares; Registration; Withholding Taxes.  Restricted Shares shall be issued in Grantee's name, shall bear the restrictive legends as are required or deemed advisable by the Company under the provisions of any applicable law, and shall be held by the Company until all restrictions lapse or such shares are forfeited as provided herein.  Upon the lapsing of all restrictions with respect to a portion of the Restricted Shares, the Company shall deliver to the Grantee (or, if applicable, to the Grantee's legal representatives, beneficiaries or heirs) those Shares that vested upon the lapsing of restrictions through the Direct Registration System or Electronic Share Transfer. The Shares as to which all restrictions have lapsed shall be free of the restrictive legends referred to in this Section 4 above.  The Company may postpone the issuance or delivery of the Shares until (a) the completion of registration or other qualification of such Shares or transaction under any state or federal law, rule or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (b) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules and regulations, including applicable federal and state securities laws and listing requirements, if any; and (c) the payment to the Company of any amount required by the Company to satisfy any federal, state or other governmental withholding tax requirements related to the issuance or delivery of the Shares.  Grantee shall comply with any and all legal requirements relating to Grantee's resale or other disposition of any Shares acquired under this Agreement.

5.Share Adjustments.  The number and kind of Restricted Shares or other property subject to this Agreement shall be subject to adjustment in accordance with Section 13 of the Plan.

6.Rights as Shareholder.  Unless otherwise provided herein, Grantee shall be entitled to all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Shares and to receive dividends and other distributions (not including share adjustments as described in Section 5 above) payable with respect to such Shares from and after the Grant Date.  Grantee's rights as a shareholder shall terminate with respect to any Restricted Shares forfeited by Grantee.

7.Employment Rights.  Neither the Plan nor the granting of the Restricted Shares shall be a contract of employment of Grantee by the Company or any of its subsidiaries.  Grantee may be discharged from employment at any time by the employing Company or subsidiary, subject to any employment contract that may otherwise apply to Grantee.

8.Amendment.  This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Code or regulations issued thereunder or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan.  Unless necessary or advisable due to a change in law, any amendment to this Agreement which has a material adverse effect on the interest of Grantee under this Agreement shall be adopted only with the consent of Grantee.

9.Section 83(b) Election.  Grantee shall promptly deliver to the Company a copy of any election filed by Grantee in respect of the Restricted Shares pursuant to Code Section 83(b).

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10.Notices.  Any notice or other communication made in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Grantee at Grantee's address shown on Company records or such other address designated by Grantee by similar notice, or to the Company at its then principal office, to the attention of the Corporate Secretary of the Company.  Furthermore, such notice or other communication shall be deemed duly given when transmitted electronically to Grantee at Grantee's electronic mail address shown on the Company records or, to the extent that Grantee is an active employee, through the Company's intranet.

11.Plan Governs.  The Restricted Shares evidenced by this Agreement are subject to the terms and conditions of the Plan and of this Agreement.  In case of conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall control.  Capitalized terms used in this Agreement and not defined herein shall have the meaning assigned in the Plan unless the context indicates otherwise.

12.Miscellaneous.  This Agreement shall bind and benefit Grantee, the heirs, distributees and personal representative of Grantee, and the Company and its successors and assigns.  This Agreement may be signed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same instrument.  Capitalized terms not herein defined shall have the meanings prescribed to them under the Plan.

BY ACCEPTING THE RESTRICTED SHARES GRANTED UNDER THIS RESTRICTED STOCK GRANT AGREEMENT, GRANTEE AGREES TO ALL THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf by the undersigned, thereunto duly authorized, effective as of the Date of Grant.

BANK OF HAWAII CORPORATION By __________________________________ Patrick M. McGuirk Its Senior Executive Vice President "Company"
Agreed and Accepted: ###ACCEPTANCE_DATE### _______________________________________ ###PARTICIPANT_NAME### "Grantee"

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